The Toro Company 8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196 • 952/888-8801 • FAX 952/887-8258

Investor Relations Stephen P. Wolfe Vice President, CFO (952) 887-8076	Steve Keating Director, Investor Relations (952) 887-8526	Media Relations Connie Hawkinson Toro Media Relations (952) 887-8984, pr@toro.com	Web Site www.thetorocompany.com

TORO SECOND QUARTER NET EARNINGS PER SHARE UP 10% TO $1.61

Sales Growth and Margin Improvement Benefit Second Quarter Performance

LIVE CONFERENCE CALL
May 28, 2003 10 a.m. CDT
www.thetorocompany.com/invest

BLOOMINGTON, Minn. (May 28, 2003) – The Toro Company (NYSE: TTC) today reported net earnings of $42.0 million, or $1.61 per diluted share, on net sales of $495.8 million for its fiscal 2003 second quarter ended May 2, 2003.

          In the comparable fiscal 2002 period, the company reported net earnings of $38.1 million, or $1.46 per diluted share, on net sales of $470.3 million. The results for the fiscal 2002 period included a tax benefit of $1.8 million, or $0.07 per diluted share. Excluding this tax benefit, the company’s fiscal 2002 second quarter adjusted net earnings totaled $36.4 million, or $1.39 per adjusted diluted share.

          For the six months ended May 2, 2003, Toro reported net earnings of $49.0 million, or $1.89 per diluted share, on net sales of $791.8 million. The first half results include a gain of $0.08 per diluted share resulting from a legal settlement recorded in the fiscal 2003 first quarter. Excluding this gain and restructuring income, the company’s adjusted net earnings for the first six months of fiscal 2003 totaled $46.7 million or $1.80 per adjusted diluted share, up 22% from adjusted net earnings per diluted share for the comparable fiscal 2002 period.

          Net earnings for the first six months of fiscal 2002 totaled $8.4 million, or $0.33 per diluted share, on net sales of $748.2 million. Adjusted net earnings per diluted share for the first six months of fiscal 2002 totaled $1.47 per adjusted diluted share and excluded the effects of three items: charges for restructuring and other expenses totaling $6.7 million, or $0.26 per diluted share; a net charge of $24.6 million, or $0.95 per diluted share,

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2—Toro Reports Second Quarter Results

reflecting the cumulative effects of a change in accounting principle; and a foreign sales corporation tax benefit of $1.8 million, or $0.07 per diluted share.

          Earnings per share for the fiscal 2002 periods have been adjusted to reflect the effects of a two-for-one split of the company’s Common Stock effective April 1, 2003. To highlight comparability factors between periods the following tables are provided:

	Qtr. Ended	Qtr. Ended*
2nd Quarter	5/2/03	5/3/02%

Reported diluted earnings per share	$1.61	$1.46	10%
Add (subtract):
Foreign sales corporation tax benefit	—	(0.07)

Adjusted diluted earnings per share	$1.61	$1.39	16%

	Qtr. Ended	Qtr. Ended*
Year-to-Date Six Months	5/2/03	5/3/02%

Reported diluted earnings per share	$1.89	$0.33	573%
Add (subtract) :
Cumulative effect of change in accounting principle	—	0.95
Restructuring and other (income) expense	(0.01)	0.26
Foreign sales corporation tax benefit	—	(0.07)
Legal settlement - patent infringement	(0.08)	—

Adjusted diluted earnings per share	$1.80	$1.47	22%

* Figures have been adjusted for the 2 for 1 split of the company’s common stock effective April 1, 2003.

          Kendrick B. Melrose, The Toro Company Chairman and Chief Executive Officer, said the company’s second quarter performance benefited from revenue growth, particularly in the Professional segment, as well as continuing favorable effects of the company’s ongoing ‘5 by Five’ profit improvement initiative. “Despite the very uncertain environment prevailing during our fiscal second quarter, we are pleased with the strong performance that has us comfortably on track to meet our full-year goals,” said Melrose. “New products helped us deliver a 5.4 % increase in revenue which was leveraged into higher earnings from ‘5 by Five’, now in its third and final year. Performance for the quarter and the year to date also benefited slightly from favorable foreign currency exchange effects.”

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3—Toro Reports Second Quarter Results

SEGMENT RESULTS

PROFESSIONAL

          Compared with the fiscal 2002 second quarter, fiscal 2003 second quarter professional segment sales increased 8.2% to $314.1 million. Professional segment volumes for the landscape contractor equipment category increased significantly. Improved field inventory position and new product introductions for Toro wide area mowers and Exmark ZRTs drove strong revenue increases in this segment. Irrigation products, a new line of Toro Groundsmaster products, as well as expansion in retail distribution of Siteworks Systems also contributed to the increase. Operating earnings before restructuring and other income totaled $63.4 million for the quarter, up 19.0% from $53.2 million in the fiscal 2002 second quarter.

RESIDENTIAL

          Residential segment sales for the fiscal 2003 second quarter totaled a disappointing $172.5 million. After two relatively strong months in the second quarter, a wet, cool April in several key markets slowed the overall growth in this segment. The segment finished the quarter with a modest gain of 1.6% compared to the fiscal 2002 second quarter, largely due to lower sales of walk power mowers and lawn and garden tractors. On the positive side, domestic and international orders for the Timecutter Z riding mowers and sales of new retail irrigation products were both strong. Operating profit before restructuring and other income for the fiscal 2003 second quarter totaled $24.2 million, up 20.8% from the comparable fiscal 2002 period.

DISTRIBUTOR

          Distribution segment sales for the fiscal 2003 second quarter totaled $35.3 million, down 19.9% from the fiscal 2002 second quarter. The decline reflects the sale of a company-owned distributor effective December 31, 2002. This was partially offset by the acquisition of a smaller distributor in the southeast U.S. Operating earnings totaled $0.6 million for the quarter down 65.0% from $1.7 million in the fiscal 2002 second quarter.

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4—Toro Reports Second Quarter Results

REVIEW OF OPERATIONS

          Gross margin for the fiscal 2003 second quarter was 35.4%, up from 34.5% in the second quarter of fiscal 2002. Better utilization of manufacturing capacity, increased supply chain efficiencies, heightened productivity and a favorable product mix were the primary drivers of this improvement.

          Sales, general and administrative expenses for the fiscal 2003 second quarter grew at approximately the same rate as revenues for the quarter.

          Compared with the fiscal 2002 second quarter, fiscal 2003 second quarter interest expense declined by $0.9 million. The decline resulted from lower average borrowing levels, the use of earnings to retire debt and the positive effects of the company’s ‘5 by Five’ initiative.

          Net inventories at the end of the fiscal 2003 second quarter totaled $260.0 million, up 10.5% from the end of the fiscal 2002 second quarter, when inventories were unusually low as a result of the successful introduction of a new walk power mower line in fiscal 2002. The increase is also attributable to the impact of exchange rates on international inventories and the aforementioned effects of the weather in April.

BUSINESS OUTLOOK

          Melrose said the company’s performance through the first half of its fiscal year has Toro well positioned to meet its earnings growth target for the full year. The company currently expects to report fiscal 2003 net earnings per share of $3.00 or better. This includes the $0.08 per diluted share benefit from a legal settlement recorded in the fiscal 2003 first quarter.

          “With our second quarter performance, we demonstrated the sustainability of the benefits from our ‘5 by Five’ initiative, as well as our ability to drive revenue growth in a difficult economy by introducing innovative new products,” said Melrose. “Moreover, our ongoing improvements in overall operating performance are enabling us to invest more aggressively in new products, brand building, customer care and operations initiatives, therefore strengthening our market position.”

          The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes.

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5—Toro Reports Second Quarter Results

          The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Daylight Time (CDT) on May 28, 2003. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allot extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor

Statements made in this news release that are forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties facing the company’s overall financial position at the present include the continued threat of terrorist acts, which may result in heightened security and higher costs for import and export shipments of components or finished goods, reduced business or leisure travel that negatively affects the travel industry, and the contraction of the U.S. and worldwide economies; continued slowing of growth in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; decline in retail demand for our products; our ability to achieve goals of the “5 by Five” profit improvement program, which is intended to improve our after-tax return on sales; the company’s ability to achieve sales growth and strong diluted earnings per share growth in fiscal 2003; unforeseen product quality problems in the development and production of new and existing products, which could result in loss of market share and higher warranty expense; potential issues with opening new production facilities and moving production between facilities; continued slow growth rate in new golf course construction or existing golf course renovations; increased dependence on The Home Depot as a customer for the residential segment; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; elimination of shelf space for our products at retailers; changes in raw material costs, including higher oil prices; financial viability of distributors and dealers; market acceptance of existing and new products; and increased and adverse changes in currency exchange rates or raw material commodity prices and the costs we incur in providing price support to international customers and suppliers. In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

(Financial statements follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Six Months Ended

	May 2,	May 3,	May 2,	May 3,
	2003	2002	2003	2002

Net sales	$495,840	$470,314	$791,802	$748,229
Gross profit	175,632	162,052	281,213	257,359
Gross profit percent	35.4%	34.5%	35.5%	34.4%
Selling, general, and administrative expense	110,636	104,265	206,500	193,277
Restructuring and other (income) expense	(179)	—	(179)	9,953

Earnings from operations	65,175	57,787	74,892	54,129
Interest expense	(4,320)	(5,248)	(8,412)	(10,568)
Other income, net	1,787	1,734	6,582	3,068

Earnings before income taxes and cumulative effect of change in accounting principle	62,642	54,273	73,062	46,629
Provision for income taxes	20,671	16,135	24,110	13,612

Net earnings before cumulative effect of change in accounting principle	41,971	38,138	48,952	33,017
Cumulative effect of change in accounting principle, net of income tax benefit of $509	—	—	—	(24,614)

Net earnings	$41,971	$38,138	$48,952	$8,403

Basic net earnings per share, before cumulative effect of change in accounting principle	$1.68	$1.51	$1.96	$1.31
Cumulative effect of change in accounting principle, net of income tax benefit	—	—	—	(0.98)

Basic net earnings per share	$1.68	$1.51	$1.96	$0.33

Diluted net earnings per share, before cumulative effect of change in accounting principle	$1.61	$1.46	$1.89	$1.28
Cumulative effect of change in accounting principle, net of income tax benefit	—	—	—	(0.95)

Diluted net earnings per share	$1.61	$1.46	$1.89	$0.33

Weighted average number of shares of common stock outstanding – Basic	25,006	25,194	24,964	25,096
Weighted average number of shares of common stock outstanding – Dilutive	26,021	26,185	25,910	25,838

Shares and per share data have been adjusted for all periods presented to reflect a two-for-one stock split effective April 1, 2003.

THE TORO COMPANY AND SUBSIDIARIES

Net Sales by Segment (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended

	May 2,	May 3,	May 2,	May 3,
	2003	2002	2003	2002

Professional	$314,116	$290,201	$507,560	$465,966
Residential	172,469	169,735	267,134	261,951
Distribution	35,348	44,144	53,948	68,373
Other	(26,093)	(33,766)	(36,840)	(48,061)

Total *	$495,840	$470,314	$791,802	$748,229

* Includes international sales of	$93,555	$86,279	$161,011	$149,374

Earnings (Loss) Before Income Taxes and Cumulative Effect of Change
in Accounting Principle by Segment (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended

	May 2,	May 3,	May 2,	May 3,
	2003	2002	2003	2002

Professional	$63,424	$53,217	$91,180	$62,297
Residential	24,349	20,071	33,010	27,777
Distribution	608	1,736	(2,750)	(351)
Other	(25,739)	(20,751)	(48,378)	(43,094)

Total	$62,642	$54,273	$73,062	$46,629

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	May 2,	May 3,
	2003	2002

ASSETS
Cash and cash equivalents	$26	$62
Receivables, net	483,615	463,886
Inventories, net	259,979	235,366
Prepaid expenses and other current assets	12,003	9,259
Deferred income taxes	39,653	39,200

Total current assets	795,276	747,773

Property, plant, and equipment, net	162,180	150,520
Deferred income taxes	4,196	9,721
Goodwill and other assets	92,567	94,506

Total assets	$1,054,219	$1,002,520

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$64	$16,274
Short-term debt	99,299	130,238
Accounts payable	104,319	90,170
Other accrued liabilities	244,463	221,852

Total current liabilities	448,145	458,534

Long-term debt, less current portion	178,713	178,781
Other long-term liabilities	8,508	7,221
Stockholders’ equity	418,853	357,984

Total liabilities and stockholders’ equity	$1,054,219	$1,002,520

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Six Months Ended

	May 2,	May 3,
	2003	2002

Cash flows from operating activities:
Net earnings	$48,952	$8,403
Adjustments to reconcile net earnings to net cash used in operating activities:
Cumulative effect of change in accounting principle	—	24,614
Non-cash asset impairment write-off	—	4,163
Provision for depreciation and amortization	14,893	14,067
Gain on disposal of property, plant, and equipment	(26)	(27)
Increase in deferred income tax asset	(931)	(5,274)
Tax benefits related to employee stock option transactions	160	1,245
Changes in operating assets and liabilities:
Receivables, net	(228,034)	(192,209)
Inventories, net	(33,831)	(705)
Prepaid expenses and other current assets	(1,556)	1,549
Accounts payable and other accrued liabilities	73,799	56,214

Net cash used in operating activities	(126,574)	(87,960)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(22,795)	(20,914)
Proceeds from disposal of property, plant, and equipment	1,550	141
Decrease in investment in affiliates	1,000	—
Increase in other assets	(1,036)	(3,185)
Proceeds from sale of business	1,016	—

Net cash used in investing activities	(20,265)	(23,958)

Cash flows from financing activities:
Increase in short-term debt	98,143	95,825
Repayments of long-term debt	(15,804)	(23)
Increase in other long-term liabilities	164	72
Proceeds from exercise of stock options	4,039	10,748
Purchases of common stock	(722)	(5,311)
Dividends on common stock	(2,997)	(3,017)

Net cash provided by financing activities	82,823	98,294

Foreign currency translation adjustment	1,226	810

Net decrease in cash and cash equivalents	(62,790)	(12,814)
Cash and cash equivalents as of the beginning of the period	62,816	12,876

Cash and cash equivalents as of the end of the period	$26	$62